SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 30, 2006
CANYON RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11887	84-0800747

State or other	(Commission File No.)	(IRS Employer
jurisdiction		Identification No.)
of incorporation)

14142 Denver West Parkway, Suite 250
Golden, Colorado		80401

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code                     (303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 30, 2006, Canyon Resources Corporation (the “Company”) entered into an Amendment to Subscription Agreement (the “Amendment”) with each of certain investors (the “Investors”) who participated in a private placement of the Company’s common stock, $0.01 par value per share (“Common Stock”) that closed on December 2, 2005. The Amendment amends the Subscription Agreement, dated on or about November 28, 2005, by and between the Company and each such Investor, by (1) limiting the amount of liquidated damages that may become payable to any such Investor in the event the Company fails to maintain either (x) the effectiveness of the Form S-1 registration statement that the Company filed to register for the resale the Common Stock purchased in the private placement or (y) the listing of the Company’s Common Stock on the American Stock Exchange, to an aggregate amount of ten percent (10%) of the original purchase price of such shares of Common Stock acquired in the private placement, and (2) eliminating any liquidated damages that may become payable upon the Company’s failure to maintain either (x) and (y) above with respect to the Common Stock to be issued upon exercise of the warrants issued in the private placement.
     As a result of the Amendment, beginning in our fiscal quarter ended June 30, 2006, the warrants issued to the Investors will be treated as equity under the provisions of Emerging Issues Task Force (EITF) 00-19: Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock rather than as a derivative liability that requires being measured at fair value each reporting period with the changes in fair value being recorded to the consolidated balance sheet and consolidated statement of operations.
     The above description of the Amendment is qualified in its entirety by the text of the form of the Amendment filed as an exhibit to this current report as Exhibit 4.1 and is incorporated into this current report by reference.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits.
4.1	Form of Amendment to Subscription Agreement, dated June 30, 2006, entered into between the Company and the each of the Investors

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION

Date: July 7, 2006	By:	/s/ David P. Suleski David P. Suleski
Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Amendment to Subscription Agreement, dated June 30, 2006, entered into between the Company and the each of the Investors